Exhibit 14.1
Adopted: August 9, 2007
Effective: January 21, 2010
Symetra Financial Corporation
Amended Code of Business Conduct
Introduction
     This Code of Business Conduct (this “Code”) applies to all directors, officers, and employees (collectively, “Covered Persons” or “you”) of Symetra Financial Corporation and its subsidiaries (collectively, the “Company”), and covers a wide range of business practices and procedures. In addition, the Company expects consultants and advisors to the Company to adhere to the relevant principles of this Code in connection with their activities for the Company. This code does not purport to address every issue or situation that may arise, but sets out basic principles that should govern your day-to-day business behavior. Links to various Company policies are located on the Connections and Compliance Department intranet home pages. You must conduct yourself accordingly and seek to avoid even the appearance of improper behavior. The Company expects you to review this Code and to follow the standards and policies contained herein. If you are unsure of what to do in any situation, seek guidance before you act. You are expected to raise a question of ethical behavior before the event happens and to report any conduct which you believe in good faith to be a violation, or apparent violation of the standards.
     All Covered Persons are expected to seek the advice of a supervisor, manager or other appropriate person within the Company when questions arise about issues discussed in this Code and any other issues that may implicate the ethical standards or integrity of the Company or any Covered Person. Compliance procedures are set forth in Section 21 of this Code.
     Taking actions to prevent problems is part of the Company’s culture. If you observe possible unethical or illegal conduct, you are encouraged to report your concerns. If you report, in good faith, what you suspect to be illegal or improper activities, you should not be concerned about retaliation from others. Any Covered Persons involved in retaliation will be subject to serious disciplinary action by the Company.
     This Code and other policy documents referenced do not create a contract of employment between an employee and the Company. Employment by the Company is “at will,” meaning an employee or the Company may terminate the employment relationship without cause or prior warning. Failure to abide by the guidelines addressed in this Code will lead to disciplinary actions, including dismissal where appropriate. Covered Persons who find themselves in a situation which they believe may violate or lead to a violation of this Code, should follow the guidelines described in Section 21 of this Code.

1. Compliance with Laws, Rules and Regulations
     The Company will transact its business in compliance with all applicable laws, rules, and regulations.
2. Conflicts of Interest
     A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors or the Audit Committee.
     A conflict situation can arise when you take actions or have interests that may make it difficult to perform your Company work objectively and effectively. Conflicts of interest also arise when you or a member of your family, receive improper personal benefits (including personal loans, services or payment for services that the person is performing in the course of Company business) as a result of your position in the Company or gain personal enrichment through access to confidential information.
     The Company prohibits the employment of relatives in an employee’s immediate family and significant others in positions or assignments within the same unit or department, or in positions that have a financial dependence or influence (for example, a supervisor/subordinate relationship). For more information, consult the Company’s Hiring Considerations Policy >> Employment of Immediate Family Members.
     Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. You are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest with the Human Resources Department or the Legal Department, or send an email message to the Company’s ethics mailbox at RPTETH. If you believe that you have a conflict of interest, you must disclose it in writing on the Code Acknowledgement and Disclosure Form associated with this Code.
3. Outside Directorships and Other Outside Activities
     You are expected to devote your full attention to the Company’s business interests, and may not accept an additional job without supervisory approval. Although activities outside the Company are not necessarily a conflict of interest, a conflict could arise depending upon your position within the Company and the Company’s relationship with the outside activity. Outside activities may also be a conflict of interest if they cause you, or are perceived to cause you, to choose between that interest and the interests of the Company. The Company recognizes that the guidelines in this Section 3 are not applicable to directors who do not also serve in management positions within the Company (“Outside Directors”).
     Outside Directorships
     You may not serve as a director of any outside business organization unless such service is specifically approved by senior management. There are a number of factors and criteria that the Company will use in determining whether to approve an outside business directorship. For example, directorships in outside companies are subject to certain legal limitations.

Directorships in outside companies should also satisfy a number of business considerations, including (1) furthering the interests of the Company and (2) not detracting in any material way from your ability to fulfill your commitments to the Company. The Company will also take into consideration the time commitment and potential personal liabilities and responsibilities associated with the outside directorship in evaluating requests.
     Other Outside Activities
     The Company recognizes and appreciates the fact that you may engage in community service in the local community and may engage in a variety of charitable activities. You must ensure that your outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are otherwise inconsistent with employment by the Company.
4. Gifts and Entertainment
     The purpose of business gifts and entertainment in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by you or your family member unless it: (1) is consistent with customary business practices; (2) is not excessive in value; (3) cannot be construed as a bribe or payoff; and (4) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts unless you are certain they are appropriate.
5. Customer, Vendor and Other Business Relationships
     The Company’s policy is to select suppliers in an impartial manner on the basis of quality, suitability, price, and terms and conditions of the contract. In most cases, significant suppliers will be selected through a competitive bid process administered by the Company’s Procurement Department. You should not do anything that could imply the selection of a supplier on any basis other than the best interests of the Company, and you should not do anything that could give one supplier an improper advantage over others.
     The Company is party to numerous agreements with third parties relating to a wide range of products and services. You must fully respect and comply with these contractual terms, e.g., non-disclosure of confidential information or license to use software or other intellectual property.
6. Insider Trading
     There are instances where you may have information about the Company or about another company with which the Company does business, which is not known to the investing public. Such inside information may relate to, among other things: plans; new products or processes; mergers, acquisitions or dispositions of businesses or securities; problems facing the Company or a company with which it does business; sales; profitability; negotiations relating to significant contracts or business relationships; significant litigation; or financial information. If the information is such that a reasonable investor would consider the information important in reaching an investment decision, then it is considered to be material non-public information.

     If you have such material non-public information about the Company, you must not buy or sell Company securities, nor provide such information to others, until such information becomes public. Further, if you have such material non-public information about another company, you must not buy or sell securities in that other company, nor provide such information to others, until such information becomes public. Usage of material non-public information in the above manner is not only illegal, but also unethical. If you involve yourself in illegal insider trading (either by personally engaging in the trading or by disclosing material non-public information to others) you will be subject to immediate termination. The Company’s policy is to report such violations to the appropriate authorities and to cooperate fully in any investigation of insider trading.
     The Company has additional, specific rules that govern trades in Company securities by directors, certain officers and certain employees. Employees who need assistance in determining how the rules governing inside information apply to specific situations should consult the Company’s Legal Department.
7. Corporate Opportunities
     You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. You are prohibited (without the consent of the Board of Directors or an appropriate committee thereof) from (1) taking for yourself personal opportunities that are discovered through the use of corporate property, information or your position; (2) using corporate property, information or your position for personal gain; and (3) competing with the Company directly or indirectly.
     Company property is provided for Company business purposes only. You are responsible for the proper use of Company property and must safeguard it against loss, damage, misuse or theft. Personal use of Symetra Financial equipment such as phones and computers should be kept to a minimum. All internet, intranet and e-mail activities are to be conducted for legitimate business purposes. You may not post or discuss confidential or proprietary business information concerning the Company on the Internet. The Company owns and has all rights to monitor, inspect, disclose and expunge all electronic files and records on Company systems. You should have no expectation of privacy with respect to files and records. You are reminded that all online e-mail and voice mail activities are potentially public in nature. In this regard, you must never act in a way that would bring liability, loss of credibility or embarrassment to the Company.
8. Antitrust and Fair Dealing
     The Company believes that the welfare of consumers is best served by economic competition. Its policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so in compliance with all applicable antitrust, competition, and fair dealing laws. You may not enter into an agreement or understanding with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid. Because these laws are complex and can vary from one jurisdiction to another, you should seek advice from the Legal Department when questions arise.

9. Discrimination and Harassment
     The Company is committed to providing equal employment opportunities to all individuals and will not tolerate illegal discrimination or harassment of any kind. You will be treated with respect and consideration by the Company and must treat others in the same manner. It is also the responsibility of every Company employee to adhere to the policies and procedures with respect to discrimination and harassment set forth in the Company’s Harassment-Free Workplace Policy, Civil Treatment and Equal Employment Opportunity Policy.
10. Health and Safety
     The Company strives to provide a safe and healthy work environment. You must follow safety and health rules and practices and report accidents, injuries, and unsafe equipment, practices, or conditions. If you encounter any unsafe condition, please report it to your supervisor or the Human Resources Department immediately. For more information, see the Safety and Security Policy.
     Weapons, violence, and threatening or abusive behavior are not permitted, and will result in disciplinary action which may include termination. The use of illegal drugs in the workplace will not be tolerated.
11. Record-Keeping and Retention
     Many persons within the Company record or prepare some type of information during their workday, such as time cards, financial reports, accounting records, business plans, environmental reports, injury and accident reports, expense reports, etc. Many people, both within and outside the Company, depend upon these reports to be accurate and truthful for a variety of reasons. These people include employees, governmental agencies, auditors and the communities in which the Company operates. Also, the Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. The Company maintains the highest commitment to recording information accurately and truthfully.
     All financial statements and books, records and accounts of the Company must accurately reflect transactions and events and conform both to required legal requirements and accounting principles and also to the Company’s system of internal accounting. All documentation supporting transactions must fully and accurately describe the nature of the transactions and be processed in a timely manner. You have the responsibility to ensure that false or intentionally misleading entries are not made by you or anyone who reports to you, in the Company’s accounting records. Regardless of whether reporting is required by law, dishonest reporting within the Company, or to organizations or people outside the Company, is strictly prohibited. All Covered Persons who are responsible for financial or accounting matters are also required to ensure the full, fair, accurate, timely and understandable disclosure in all periodic reports required to by filed by the Company with the Securities and Exchange Commission. This commitment and responsibility extends to the highest levels of the Company’s organization, including its chief executive officer, chief financial officer and Controller.
     Properly maintaining corporate records is of the utmost importance. To address this concern, records are maintained for required periods as defined in the Company’s Records

Management Policy. You should familiarize yourself with the Records Management Policy and follow it consistently. In the event of litigation or governmental investigation, please consult the Legal Department.
     The Company recognizes that the guidelines in this Section 11 are not applicable to the Company’s Outside Directors.
12. Confidentiality
     Much of the Company’s business information is confidential or proprietary. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its customers, or its business partners if disclosed. You must maintain the confidentiality of confidential information entrusted to you by the Company, except when disclosure is authorized by the Legal Department or required by laws or regulations. The obligation to preserve confidential information continues even after termination of employment with the Company.
     You should guard against unintentional disclosure of confidential information and take special care not to store confidential information where unauthorized personnel can see it, whether at work, at home, in public places or elsewhere. Situations that could result in inadvertent disclosure of such information include: discussing confidential information in public (for example, in restaurants, elevators or airplanes); talking about confidential information on mobile phones; working with sensitive information in public using laptop computers; and transmitting confidential information via fax. Within the workplace, do not assume that others should see confidential information.
     You should never attempt to obtain a competitor’s confidential information by improper means. Stealing confidential information or inducing illegal disclosures by past or present employees of other companies is prohibited. While the Company does employ former employees of competitors, the obligations of those employees not to use or disclose the confidential information of their former employers must be respected.
13. Proprietary Information
     The Company depends on intellectual property, such as trade secrets, databases, records, salary information and any unpublished financial data and reports, for its continued vitality. If the Company’s intellectual property is not protected, it becomes available to other companies that have not made the significant investment that the Company has made to produce this property and thus gives away some of its competitive advantage. All of the rules stated above with respect to confidential information apply equally to proprietary information. It is your responsibility to help protect the Company’s intellectual property.
14. Fraud Policy
     You have a responsibility for reporting any known or suspected incident of fraud, theft, embezzlement, or other wrongdoing involving the Company, an employee, or a business partner. You should immediately report such incidents to the Security and Special Investigations Unit, or

the Human Resources Department for investigation. For more information, see the complete Fraud Policy.
15. Illegal Payments; Relationships with Government Personnel
     Improper payments, whether illegal political contributions, bribery of domestic or foreign officials, or similar acts, are against the law and contrary to the policy of the Company, and funds and resources of the Company shall not be used directly or indirectly for such purposes.
     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments, including illegal political contributions, of any kind to government officials or political candidates of any country.
     There are various economic and trade sanctions that prohibit commercial activities, including insurance transactions, involving certain hostile foreign governments, terrorist organizations, drug traffickers, and identified foreign nationals believed to be engaged in criminal activities against the United States. To remain in compliance, you must follow the Company’s Anti-Money Laundering/USA PATRIOT Act policy.
     In addition, many jurisdictions have laws and regulations regarding business gratuities which may be accepted by government personnel. For example, business courtesies or entertainment such as paying for meals or drinks are rarely appropriate when working with government officials. Gifts or courtesies that would not be appropriate even for private parties are in all cases inappropriate for government officials. Please consult the Legal Department for more guidance on these issues.
16. Political Contributions; Lobbying
     Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, the Company does not make direct contributions to any candidates for federal, state or local offices where applicable laws make such contributions illegal. Contributions to political campaigns must not be, or appear to be, made with or reimbursed by Company funds or resources. Company funds and resources include (but are not limited to) Company facilities, office supplies, letterhead, telephones and fax machines.
     You may make personal political contributions as you see fit in accordance with all applicable laws.
     If your work requires lobbying or communicating with any member or employee of a legislative body or with any government official or employee in the formulation of legislation, you must have prior written approval from the Legal Department. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials.

17. Communications with the Media
     If you receive inquiries or calls from the press and financial analysts, you are to refer them to the Company’s media relations or investor relations contacts. If a misunderstanding is thought to have occurred through unclear communications, this is to be corrected promptly. Honesty, integrity and openness are the foundation of good business practices and aid the promotion of trust and lasting business relationships.
18. Public Statements and Product Endorsements
     Any employee publication or publicly made statement that might be perceived or construed as attributable to the Company must be reviewed and approved in writing in advance by the Company’s media relations staff and must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company. For more information, see the Company’s Policy on Product Endorsements and Commercial Photographs, Filming and Videotaping.
19. Waivers of the Code of Business Conduct and Ethics
     Any change in or waiver of this Code for executive officers or directors may be made only by the Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.
20. Failure to Comply
     No Code can address all specific situations. It is, therefore, the responsibility of each Covered Person to apply the principles set forth in this Code in a responsible fashion and with the exercise of good judgment and common sense. If something seems unethical or improper, it likely is. Any employee who is unsure of what to do in any situation, should seek guidance before acting.
     Your failure to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action up to and including termination, and, if warranted, legal proceedings. You are expected to cooperate in internal investigations of misconduct.
21. Reporting Illegal or Unethical Behavior; Compliance Procedures
     You are expected to conduct yourself in a manner appropriate for the work environment, and are also expected to be sensitive to and respectful of the concerns, values and preferences of others. You are encouraged to promptly report any practices or actions that you believe to be inappropriate.
     Described in each section above are the procedures generally available for discussing and addressing ethical issues that arise. Speaking to the right people is one of the first steps to understanding and resolving what are often difficult questions. As a general matter, if you have any questions or concerns about compliance with this Code or are unsure of what the “right thing” is to do, you are encouraged to speak with a supervisor or other appropriate person within the Company. If you do not feel comfortable talking to any of these persons for any reason, you should contact the Human Relations Department or Legal Department, or report the issues or concerns through the Company’s anonymous toll-free telephone reporting system at (888) 280-0567. Consult the Company’s SPEAK UP! policy for more information.
     Accounting/Auditing Complaints: The law also requires that the Company have in place procedures for addressing complaints concerning auditing issues and procedures for Covered Persons to anonymously submit their concerns regarding accounting or auditing issues. Complaints concerning accounting or auditing issues will be directed to the attention of the Company’s Audit Committee, or the appropriate members of that committee. You can contact the Human Resources Department or Legal Department, or report the issues or concerns through the Company’s anonymous toll-free telephone reporting system at (888) 280-0567. For direct access to the Company’s Audit Committee, please address auditing and accounting related issues or complaints to:
Mr. Sander M. Levy
Chairman of the Audit Committee
Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004-5135
     Also, as discussed in the Introduction to this Code, employees should know that if they report in good faith what they suspect to be illegal or unethical activities, they should not be concerned about retaliation from others. Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. securities law violations and other federal offenses.